UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No.1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 13, 2008

INDIGO-ENERGY, INC.
(Exact name of registrant as specified in charter)

Nevada	002-75313	84-0871427
(State or other jurisdiction of incorporationor organization)	(Commission File Number)	(IRS Employee Identification No.)

701 N. Green Valley Pkwy., Suite 200, Henderson, Nevada Henderson, Nevada 89052	89074
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(702) 990-3387

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of theregistrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Indigo-Energy, Inc. is filing this Amendment No. 1 on Form 8-K/A to its Current Report on Form 8-K, as filed with the Securities and Exchange Commission on January 31, 2008 (the “Original 8-K”), to restate the disclosure provided in the Original 8-K.  No other changes or items are being effected by this filing.

Item 1.01. Entry into a Material Definitive Agreement

On January 24, 2008, Indigo-Energy, Inc. (the "Company") entered into a loan agreement (the "Agreement") with Carr Miller Capital ("Carr Miller"). Under the Agreement, Carr Miller agreed to provide the Company with financing of not less then One Million Dollars ($1,000,000), to be funded within sixty days from the date of the Agreement and payable within six months from receipt thereof by the Company, which will be transmitted to the Company in tranches of no less than One Hundred Thousand Dollars($100,000.00), with an initial amount of funding being Three Hundred Eighty Thousand Dollars($ 380,000.00).

In consideration for the loan granted by Carr Miller, the Company agreed to issue individual and separate promissory notes in favor of Carr Miller, acting as agent for itself and private lenders, each for the amount then received by the Company. The Agreement also provided for a ten percent (10%) interest rate per annum on the loan, which shall accrue on a monthly basis beginning thirty (30) days from the date of receipt by the Company of the amounts specified above. The Agreement also provides that for every dollar received by the Company under the Agreement, the Company shall issue to Carr Miller five (5) shares of the Company's common stock.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2008, Mr. John Hurley resigned as a director of the Company effective immediately. Mr. Hurley did not reference any disagreement with the Company on any matter relating to the Company's operations, policies and practices.

On January 24, 2008, the Board of Directors of the Company elected Everett C. Miller and Hercules Pappas to the Company's Board of Directors to fill the two existing vacancies to the Board of Directors.

Mr. Miller has been in the investment banking, venture capital and securities business exclusively for the last 10 years. He started and operated Carr Miller Capital, LLC in 2006, a developer of real estate, banking and securities funding techniques, which has since partnered with global financial companies around the world. Before Starting Carr Miller, he operated Everett Miller Financial, a developer of funding techniques. He also operated Millenium Brokerage LLC from 2002 to 2005. And then Synergy Investment group prior to that. Mr. Miller has several securities licenses. He is a member of both the New Jersey Energy Traders and the Securities and Trading Advisory Board of Seton Hall University, where he acts as a mentor and advisory teacher of securities and financial software and real time operations/practices. He lived in Europe for several years, has worked for the United States DOD as a GS-12 rated employee.

Mr. Pappas joined the law firm of Pappas & Richardson, LLC in October 1998 and is currently the firm's Managing Partner. His practice since joining the firm has primarily been in the litigation and investment banking departments. He also acts as the Economic Advisor and Legal Counsel to Carr Miller Capital and as the Economic Advisor to ICA Investments. Mr. Pappas obtained his Bachelor of Arts degree in Economics and Political Science from East Stroudsburg University and earned his Juris Doctor from Widener University School of Law.

There are no familial relationships between or among any of the officers and directors of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K/A to be signed on its behalf by the undersigned thereunto duly authorized.

Indigo-Energy, Inc.

Dated: February 13, 2008	By:	/s/ Steven Durdin
Name: Steven Durdin Title: Chief Executive Officer